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                                                                   Exhibit 99.1

For information, contact:                                          NEWS RELEASE
Media - Anne M. Knisely (713) 309-2643
Investors - Douglas J. Pike (713) 309-7141

           Equistar Agrees to Supply Propylene to Sunoco for 15 Years

             and Sell Bayport Polypropylene Unit in Pasadena, Texas

     HOUSTON, March 27, 2003 - Lyondell Chemical Company (NYSE: LYO) today announced that its joint venture Equistar Chemicals, LP, is entering into a long-term propylene supply arrangement with Sunoco, Inc. and is selling its Bayport polypropylene manufacturing unit in Pasadena, Texas, to Sunoco, subject to certain conditions. The transaction will be effective as of March 31.

     Beginning April 1, 2003, Equistar will supply propylene to Sunoco for a period of 15 years, and a majority of the propylene to be supplied will be provided under a cost-based formula.

     Equistar is selling its Bayport polypropylene unit to Sunoco, but will retain ownership of its Bayport low-density polyethylene (LDPE) unit. Sunoco will operate both units. Equistar's Novolen(R)-based polypropylene manufacturing plant in Morris, Illinois, and its interest in the Novolen Technology Holdings venture are not included in the transaction.

         The total consideration to Equistar for the supply arrangements and asset sale is approximately $190 million, plus the value of the Bayport polypropylene inventory.

      "Equistar is a major producer of propylene and Sunoco is a growing, committed producer of polypropylene," said Dan F. Smith, Lyondell President and CEO and Equistar CEO. "These transactions enable each company to focus on its particular area of expertise. Additionally, the cash received from these transactions will enable Equistar to enhance liquidity, which remains key among our financial priorities."

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      Lyondell Chemical Company, (www.lyondell.com), headquartered in Houston,
Texas, is a leading producer of: propylene oxide (PO); PO derivatives, including propylene glycol (PG), butanediol (BDO) and propylene glycol ether (PGE); toluene diisocyanate (TDI); and styrene monomer and MTBE as co-products of PO production. Through its 70.5% interest in Equistar Chemicals, LP, Lyondell also is one of the largest producers of ethylene, propylene and polyethylene in North America and a leading producer of ethylene oxide, ethylene glycol, high value-added specialty polymers and polymeric powder. Through its 58.75% interest in LYONDELL-CITGO Refining LP, Lyondell is one of the largest refiners in the United States, principally processing extra heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

      The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical and refining industries; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Lyondell's and its joint ventures' products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2002, which was filed in March 2003.